SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	1290 Funds

Address of Principal Business Office:

1290 Avenue of the Americas
New York, New York 10104

Telephone Number:

(212) 554-1234

Name and Address of Agent for Service of Process:

Patricia Louie, Esq.
AXA Equitable Funds Management Group, LLC
1290 Avenue of the Americas
New York, New York 10104

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES [X] NO [ ]

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 18th day of April, 2014.

1290 FUNDS

By:	/s/ Steven M. Joenk
Name: Steven M. Joenk
Title: Trustee

Attest:	/s/ Patricia Louie
Name: Patricia Louie
Title: Secretary